EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

 SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS

First Quarter 2015 Highlights

•	Record net income per share of $0.53
•	Record adjusted net income per share of $0.54
•	Increased cash dividend per share by 7 percent
•	Completed tender offer for $161.8 million of stock
•	Manufacturing footprint optimization plans underway in each business

STAMFORD, CT, April 29, 2015 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported record first quarter 2015 net income of $33.3 million, or $0.53 per diluted share, as compared to first quarter 2014 net income of $31.5 million, or $0.49 per diluted share.

“We are pleased with our first quarter, as we delivered record adjusted net income per diluted share of $0.54, completed a “modified Dutch auction” tender offer for our common shares for $161.8 million and advanced our footprint optimization plans in each of our businesses,” said Tony Allott, President and CEO.  “Our metal container business performed well as it managed significant logistical challenges associated with higher production volumes and capacity constraints at certain locations.  Our closures business benefitted from higher unit volumes and favorable resin costs.  Our plastic

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SILGAN HOLDINGS
April 29, 2015

container business was impacted by soft market demand and delays in implementing certain cost reduction programs,” continued Mr. Allott.  “We remain committed to our footprint optimization efforts, as we announced the site of our new can manufacturing facility in Burlington, Iowa and our second new plastic container manufacturing facility in Hazelwood, Missouri.  Based on the stronger U.S. dollar and the results of the tender offer, we are revising our full year 2015 earnings estimate of adjusted net income per diluted share to a range of $3.10 to $3.30,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.54 for the first quarter of 2015, after adjustments increasing net income per diluted share by $0.01.  Adjusted net income per diluted share was $0.53 for the first quarter 2014, after adjustments increasing net income per diluted share by $0.04. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the first quarter of 2015 were $816.6 million, a decrease of $39.2 million, or 4.6 percent, as compared to $855.8 million in 2014.  This decrease was the result of decreases in net sales across all businesses due primarily to the impact of unfavorable foreign currency translation and the cessation of operations in Venezuela at the end of 2014.

Income from operations for the first quarter of 2015 was $67.1 million, a decrease of $0.9 million, or 1.3 percent, as compared to $68.0 million for the first quarter of 2014, while operating margin increased to 8.2 percent from 8.0 percent for the same periods.  The decrease in income from operations was the result of a decrease in income from operations in the plastic container business, partially offset by increases in income from operations in the metal container and closures businesses.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2015 was $16.5 million, a decrease of $2.2 million as compared to the first quarter of 2014 due to lower weighted average interest rates, lower average outstanding borrowings and the impact from favorable foreign currency translation.  Loss on early extinguishment of debt of $1.5 million in the first quarter of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.

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SILGAN HOLDINGS
April 29, 2015

The Company completed its “modified Dutch auction” tender offer on March 17, 2015 and purchased 2,766,354 shares of its common stock for a total of $161.8 million on such date.  The Company had originally sought to purchase up to $200 million of its shares of common stock, or a maximum of 3,652,968 shares, in the tender offer.

Metal Containers

Net sales of the metal container business were $458.9 million for the first quarter of 2015, a decrease of $9.5 million, or 2.0 percent, as compared to $468.4 million in 2014.  This decrease was primarily a result of the impact of unfavorable foreign currency translation, partially offset by the pass through of higher raw material and other manufacturing costs and higher unit volumes of approximately 2 percent due principally to volumes associated with the recent acquisition of the Van Can operations.

Income from operations of the metal container business in the first quarter of 2015 increased $0.2 million to $40.7 million as compared to $40.5 million in 2014, and operating margin increased to 8.9 percent as compared to 8.6 percent in 2014.  The increase in income from operations was primarily due to a larger inventory build in the first quarter of 2015 as compared to the prior year period, foreign currency transactional losses incurred in the first quarter of the prior year and higher unit volumes.  These increases were partially offset by higher manufacturing costs due largely to logistical challenges from changes in customer demand patterns and the absorption of new volume associated with the acquisition of the Van Can operations and a less favorable mix of products sold.

Closures

Net sales of the closures business were $198.1 million in the first quarter of 2015, a decrease of $15.7 million, or 7.3 percent, as compared to $213.8 million in the first quarter of 2014.  This decrease was primarily the result of the impact of unfavorable foreign currency translation, the cessation of operations in Venezuela at the end of 2014 and the pass through of lower raw material costs, partially offset by an increase in unit volumes of approximately 2 percent.

Income from operations of the closures business for the first quarter of 2015 increased $3.8 million to $21.6 million as compared to $17.8 million in 2014, and operating margin increased to 10.9 percent from 8.3 percent over the same periods.  The increase in income from operations was primarily due to

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SILGAN HOLDINGS
April 29, 2015

higher unit volumes and the favorable impact from the lagged pass through of lower resin costs, partially offset by the impact of unfavorable foreign currency translation.

Plastic Containers

Net sales of the plastic container business were $159.6 million in the first quarter of 2015, a decrease of $14.0 million, or 8.1 percent, as compared to $173.6 million in the first quarter of 2014.  This decrease was principally due to weaker demand in the markets served resulting in lower volumes of approximately 3 percent, the unfavorable financial impact from recent longer-term customer contracts, the impact of unfavorable foreign currency translation and the pass through of lower raw material costs.

Income from operations of the plastic container business for the first quarter of 2015 was $9.2 million, a decrease of $3.6 million as compared to $12.8 million in 2014, and operating margin decreased to 5.8 percent from 7.4 percent over the same periods.  The decrease in income from operations was primarily attributable to lower volumes, the unfavorable financial impact from recent longer-term customer contracts as well as delays in implementing certain mitigating cost reduction programs and the impact of unfavorable foreign currency translation, partially offset by the favorable impact from the lagged pass through of lower resin costs.

Outlook for 2015

The Company revised its estimate of adjusted net income per diluted share for the full year of 2015 to a range of $3.10 to $3.30 from a range of $3.20 to $3.40, which is a result of a stronger U.S. dollar and the impact of the purchase of fewer shares than expected in the tender offer and which excludes rationalization charges. This estimate compares to adjusted net income per diluted share for the full year of 2014 of $3.17.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2015, which excludes rationalization charges, in the range of $0.65 to $0.75.  This estimate compares to adjusted net income per diluted share of $0.73 in the second quarter of 2014.

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SILGAN HOLDINGS
April 29, 2015

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2015 at 11:00 a.m. eastern time on April 29, 2015.  The toll free number for those in the U.S. and Canada is 800-210-9006, and the number for international callers is 719-325-2252.  For those unable to listen to the live call, a taped rebroadcast will be available through May 13, 2015.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 3183366.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.9 billion in 2014.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2014 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2015	2014

Net sales	$816.6	$855.8

Cost of goods sold	694.4	727.8

Gross profit	122.2	128.0

Selling, general and administrative expenses	54.4	58.4

Rationalization charges	0.7	1.6

Income from operations	67.1	68.0

Interest and other debt expense before loss on
early extinguishment of debt	16.5	18.7

Loss on early extinguishment of debt	-	1.5

Interest and other debt expense	16.5	20.2

Income before income taxes	50.6	47.8

Provision for income taxes	17.3	16.3

Net income	$33.3	$31.5

Earnings per share:
Basic net income per share	$0.53	$0.50
Diluted net income per share	$0.53	$0.49

Cash dividends per common share	$0.16	$0.15

Weighted average shares (000’s):
Basic	62,801	63,497
Diluted	63,082	63,923

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2015	2014
Net sales:
Metal containers	$458.9	$468.4
Closures	198.1	213.8
Plastic containers	159.6	173.6
Consolidated	$816.6	$855.8

Income from operations:
Metal containers	$40.7	$40.5
Closures (a)	21.6	17.8
Plastic containers (b)	9.2	12.8
Corporate	(4.4)	(3.1)
Consolidated	$67.1	$68.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2015	2014	2014
Assets:
Cash and cash equivalents	$129.1	$83.2	$222.6
Trade accounts receivable, net	382.8	400.9	310.7
Inventories	680.2	648.7	548.8
Other current assets	58.9	63.4	75.7
Property, plant and equipment, net	1,049.7	1,102.0	1,063.6
Other assets, net	1,052.6	1,140.9	1,082.5
Total assets	$3,353.3	$3,439.1	$3,303.9

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$448.4	$432.9	$539.3
Current and long-term debt	1,910.8	1,859.8	1,599.0
Other liabilities	451.2	421.3	455.6
Stockholders’ equity	542.9	725.1	710.0
Total liabilities and stockholders’ equity	$3,353.3	$3,439.1	$3,303.9

(a)
Includes rationalization charges of $0.3 million and $0.6 million in 2015 and 2014, respectively, and losses from operations in Venezuela of $0.1 million and $0.5 million in 2015 and 2014, respectively.

(b)	Includes rationalization charges of $0.4 million and $1.0 million in 2015 and 2014, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2015	2014

Cash flows provided by (used in) operating activities:
Net income	$33.3	$31.5
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	36.7	38.4
Rationalization charges	0.7	1.6
Loss on early extinguishment of debt	-	1.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(84.7)	(68.4)
Inventories	(145.0)	(133.4)
Trade accounts payable and other changes, net	14.5	25.7
Net cash used in operating activities	(144.5)	(103.1)

Cash flows provided by (used in) investing activities:
Capital expenditures	(48.8)	(27.0)
Proceeds from asset sales	-	0.2
Net cash used in investing activities	(48.8)	(26.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(10.3)	(9.7)
Changes in outstanding checks – principally vendors	(82.8)	(86.5)
Shares repurchased under authorized repurchase program	(162.6)	(0.1)
Net borrowings and other financing activities	355.5	148.9
Net cash provided by financing activities	99.8	52.6

Cash and cash equivalents:
Net decrease	(93.5)	(77.3)
Balance at beginning of year	222.6	160.5
Balance at end of period	$129.1	$83.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2015	2014

Net income per diluted share as reported	$0.53	$0.49

Adjustments:
Rationalization charges	0.01	0.01
Loss on early extinguishment of debt	-	0.02
Net loss from operations in Venezuela	-	0.01
Adjusted net income per diluted share	$0.54	$0.53

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

  Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2015	High 2015	2014	Low 2015	High 2015	2014

Net income per diluted share as estimated for 2015 and as reported for 2014	$0.65	$0.75	$0.69	$3.06	$3.26	$2.86

Adjustments:
Rationalization charges	-	-	0.01	0.04	0.04	0.26
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Loss on early extinguishment of debt	-	-	-	-	-	0.02
Net loss from operations in Venezuela	-	-	0.03	-	-	0.03
Adjusted net income per diluted share as estimated for 2015 and presented for 2014	$0.65	$0.75	$0.73	$3.10	$3.30	$3.17

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, costs attributable to announced acquisitions, the loss on early extinguishment of debt, and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela were unable to import raw materials on a regular basis, and as a result the Company has ceased operations in Venezuela.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.